Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 28, 2008 relating to the consolidated financial statements of GoFish Corporation. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Rowbotham & Company LLP

San Francisco, California
August 7, 2008